October 6, 2025

RE: Promotion with Lenders Protection, LLC (a Subsidiary of Open Lending Corporation)

Dear Ben Massey,

We are pleased to offer you a promotion to General Counsel and Corporate Secretary position at Lenders Protection effective November 7, 2025

Your compensation package consists of a base salary, short-term and long-term incentive compensation. We are prepared to offer your promotion in accordance with the following terms:

1.Effective October 6, 2025, this position offers a semi-monthly salary of $13,541.67, which is the equivalent of $325,000 on an annual basis payable on the 15th and last day of each month. This position is considered exempt under the federal and state wage and hour laws, which means you are not eligible for overtime pay beyond your salary.
2.Participation in the annual short-term incentive compensation bonus plan, based on corporate and personal performance, with a target of 75% of your base salary for calendar year 2026. For calendar year 2025, your target will remain at 50% of your base salary.
3.Eligible to participate in the Company’s long-term incentive equity compensation plan, with a target of 100% of your base salary per year.
This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral.
This letter, nor any other document, confers any contractual right, either expressed or implied, to remain a Lender’s Protection employee. This letter does not guarantee any fixed terms and conditions of your employment. Your employment is not for any specific time and may be terminated at will with or without cause and without prior notice.
Please do not hesitate to give me a call if you have any questions.

Please indicate your acceptance by signing below and returning a copy.

We look forward to having you join our Executive Leadership Team.

Sincerely,

/s/ Jessica Buss
Jessica Buss
Chief Executive Officer

I, Ben Massey, accept this offer of employment with Lenders Protection.

/s/ Ben Massey_________________
Ben Massey

October 6, 2025
    Date